Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2022 (except for the impact of the SPAC recapitalization as described in Note 4, Merger Agreement, as to which the date is April 3, 2023), included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-278676) and related Prospectus of Core Scientific, Inc. for the registration of up to 10,795,751 shares of its common stock.
/s/ Ernst & Young LLP
Seattle, Washington
April 29, 2024